Exhibit 99.3

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES COMMITMENTS TO AMEND AND RESTATE ITS
REVOLVING CREDIT FACILITY
     ST. LOUIS, April 26 — Patriot Coal Corporation (NYSE: PCX) today announced that it had received commitments of at least $350 million to amend and restate its revolving credit facility. The amendment and restatement is conditioned upon the closing of Patriot’s registered public offering of $250 million of Senior Notes due 2018. The amendment and restatement is also conditioned upon other customary closing conditions, including satisfaction of lender due diligence, no material adverse change of Patriot and its subsidiaries and negotiation and execution of definitive documentation satisfactory to lenders. The revolving credit facility will be amended and restated to, among other things, extend the maturity date and adjust borrowing capacity. The following is a description of the revolving credit facility after the effectiveness of its amendment and restatement.
     Prior to the amendment and restatement, the revolving credit facility had a scheduled maturity date of October 31, 2011. After the amendment and restatement, at least $350 million is expected to be available under the revolving credit facility with an extended maturity of December 31, 2013; provided that the revolving credit facility will terminate 90 days prior to the maturity of Patriot’s convertible notes (or any replacement indebtedness) unless (i) Patriot’s convertible notes are converted into common equity by January 31, 2013 or (ii) cash is placed into a deposit account in advance of such date in an amount sufficient to pay any amounts outstanding in respect of the convertible notes. Patriot will be able to increase its revolving credit facility by a further $125 million by adding new lenders or having existing lenders agree to increase their individual commitments.

     The obligations under Patriot’s revolving credit facility are secured by a first lien on substantially all of its assets, including but not limited to certain of its mines and coal reserves and related fixtures. The revolving credit facility contains certain customary covenants, including financial covenants limiting net debt (maximum leverage ratio of 3.00) and requiring minimum EBITDA (as defined in the revolving credit facility) coverage of cash interest expense (minimum interest coverage ratio on a rolling four quarter basis of 3.00 from the closing date of the amendment through the four quarters ended December 31, 2010 and 3.50 from the four quarters ended March 31, 2011 and thereafter), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends and asset sales. The revolving credit facility calls for quarterly reporting of compliance with financial covenants. The terms of the revolving credit facility also contain certain customary events of default, which give the lenders the right to accelerate payments of outstanding debt in certain circumstances. Customary events of default include breach of covenants, failure to maintain required ratios, failure to make principal payments or to make interest or fee payments within a grace period, and default, beyond any applicable grace period, on any of Patriot’s other indebtedness exceeding a certain amount. At March 31, 2010, Patriot was in compliance with the covenants of the revolving credit facility.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission regulation and treatment; coal mining laws and regulations; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; changes in contribution requirements to multi-employer retiree healthcare and pension funds; reductions of purchases or deferral of deliveries by major customers;

availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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